UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 1, 2006

CROCS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

6328 Monarch Park Place Niwot, Colorado		80503
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.              Completion of Acquisition or Disposition of Assets.

On December 1, 2006, Crocs, Inc. (the “Company”) completed its previously announced acquisition of 100% of the membership interests of Jibbitz, LLC, a Colorado limited liability company (“Jibbitz”), for $10 million in cash. The cash purchase price is subject to adjustment based on the closing date balance sheet of Jibbitz.  The Company also paid off approximately $3.2 million in accrued liabilities of Jibbitz at the closing.  The membership interests of Jibbitz were acquired pursuant to a membership interest purchase agreement by and among the Company and the members of Jibbitz dated September 29, 2006. The membership interest purchase agreement also provides for  potential earn-out consideration for the former Jibbitz members of up to an additional $10 million based on Jibbitz’s earnings before interest and taxes over the three years following the closing of the acquisition. On September 29, 2006, the Company and Jibbitz also entered into an endorsement agreement providing that the Company will publicly endorse the products of Jibbitz and license to Jibbitz certain Company trademarks. The endorsement agreement terminated pursuant to its terms upon the closing of the acquisition. Prior to the acquisition, the Company had no material relationships with Jibbitz.

The Company will file with the Securities and Exchange Commission within 71 calendar days after the deadline for filing this Current Report on Form 8-K the financial statements and pro forma financial information required by Items 9.01(a) and (b) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: December 7, 2006	By:	/s/ Peter S. Case
Peter S. Case
Senior Vice President-Finance and Chief Financial Officer